Exhibit 10.21.1

AMENDMENT TO
MACY’S, INC. 401(k) RETIREMENT INVESTMENT PLAN
The Macy’s, Inc. 401(k) Retirement Investment Plan (the “Plan”) is hereby amended, effective as of January 1, 2014 (and for the Plan’s plan years beginning on and after that date) and in order to clarify certain provisions of the Plan, in the following respects.
1.    Subsection 6.2.1 of the Plan is amended in its entirety to read as follows.
6.1.2    In addition and also subject to the provisions of Subsection 6.1.3 below, Matching Contributions shall be made by the Employer for each Participant who (i) is a non-qualified automatic contribution eligible Participant (as defined in Subsection 5.1.7(g) above) for all or any part of the subject Plan Year, (ii) makes any amount of Basic Savings Contributions for the subject Plan Year (either affirmatively or under the automatic contribution arrangement described in Subsection 5.1.8 above) as a non-qualified automatic contribution eligible Participant, (iii) is a Covered Employee on the last day of the subject Plan Year, and (iv) makes during the subject Plan Year no withdrawal of Basic Savings Contributions for the subject Plan Year from his or her Savings Account. The amount of the Matching Contributions to be made by the Employer for the subject Plan Year with respect to any such non-qualified automatic contribution eligible Participant who is an old match Participant for such Plan Year (as such Participant is determined under the provisions of paragraph (a) of this Subsection 6.1.2) shall be equal to 10% of his or her Basic Savings Contributions made for the subject Plan Year as a non-qualified automatic contribution eligible Participant. The amount of the Matching Contributions to be made by the Employer for the subject Plan Year with respect to any such non-qualified automatic contribution eligible Participant who is a new match Participant for such Plan Year (as such Participant is determined under the provisions of paragraph (b) of this Subsection 6.1.2) shall be equal to 50% of his or her Basic Savings Contributions made for the subject Plan Year as a non-qualified automatic contribution eligible Participant.
(a)    Except as is provided in subparagraphs (1) and (2) of this paragraph (a), for purposes of this Subsection 6.2.1 and all other provisions of the Plan, a non-qualified automatic contribution eligible Participant shall be deemed to be an “old match Participant” for the subject Plan Year if, and only if, he or she (i) was both a Participant and a Covered Employee on December 31, 2011 and (ii) was both a Participant and Covered Employee on the last day of each Plan Year which began after December 31, 2011 and prior to the start of the subject Plan Year.
(1)    The provisions of the first sentence of this paragraph (a) shall apply to any non-qualified automatic contribution eligible Participant who is represented by Local 1-S of the Retail, Wholesale, Department Store Workers Union, AFL-CIO (for purposes of this subparagraph (1) and subparagraph (2) below, “Local 1-S”) on the last day of the subject Plan Year, but only by first substituting “any date that occurs in the period beginning December 31, 2011 and ending June 30, 2012” for each reference to “December 31, 2011” that appears in the first sentence of this paragraph (a).
(2)    Further, the provisions of the first sentence of this paragraph (a) shall apply to any other non-qualified automatic contribution eligible Participant (that is, any non-qualified automatic contribution eligible Participant who is not represented by Local 1-S) on the last day of the subject Plan Year but only if and to the extent a collective bargaining agreement that then covers the terms and conditions of his or her employment with the Employer calls for the provisions of the first sentence of this paragraph (a) to apply to him or her (as such provisions may be adjusted by the terms of such collective bargaining agreement, in which case such collective bargaining agreement terms shall be deemed incorporated herein by reference).
(b)    Also for purposes of this Subsection 6.1.2 and all other provisions of the Plan, a non-qualified automatic contribution eligible Participant shall be deemed to be a “new match Participant” for the subject Plan Year if, and only if, he or she is not an old match Participant for the subject Plan Year (as determined under the provisions of paragraph (a) of this Subsection 6.1.2).
2.    Subsection 7B.1.2 of the Plan is amended in its entirety to read as follows.
7B.1.2    If, at any time after a Participant becomes a Covered Employee (either initially or upon a rehire as a Covered Employee), the Participant has failed (since he or she so became a Covered Employee upon such initial hire or rehire) to make any election as to the investment of his or her future contributions, then he or she shall be deemed to have elected to invest his or her future contributions (that is, his or her contributions after he or she has so become a Covered Employee) in one of the Investment Funds that is chosen by the Committee to act as a “default” Investment Fund for purposes of the Plan, until either the Participant affirmatively changes such election under Subsection 7B.1.1 above or the Participant is no longer a Covered Employee.
3.    Subsection 7B.1.7 of the Plan is amended in its entirety to read as follows.
7B.1.7    Whenever a Participant makes an election (or is deemed to make an election) under the foregoing subsections of this Section 7B.1 as to the investment of his or her future contributions or the then balance of his or her Accounts, then, except as is noted in Subsection 7B.1.2 above, his or her future contributions or the then balance of his or her Accounts, as the case may be, shall continue to be invested in accordance with such election until the Participant subsequently elects a change as to such investment under the foregoing subsections of this Section 7B.1.
[Signature Page of Plan Amendment Is Following Page]

IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment.

MACY’S, INC.

By: David Clark

Title: EVP, Human Resources

Date: May 20, 2014

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